THE ADVISORS’ INNER CIRCLE FUND II
RQSI FUNDS

AMENDED SCHEDULE J
DATED NOVEMBER 15, 2017
TO THE DISTRIBUTION PLAN
DATED MAY 31, 2000,
AS AMENDED NOVEMBER 16, 2004

Subject to any limitations imposed by Rule 2830(d) of the NASDs Conduct Rules, the distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.

Portfolio	Class of Shares	Fees
RQSI Small Cap Hedged Equity Fund	Retail Shares	0.25%
RQSI GAA Systematic Global Macro Fund	Retail Shares	0.25%

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